EXHIBIT 21.1
Subsidiaries of the Viskase Companies, Inc.

The Company has the following subsidiaries, each of which is wholly owned by the Company or by a wholly-owned subsidiary of the Company. Indented names are subsidiaries of the company under which they are indented.

WSC Corp. (Delaware)
Viskase Films, Inc. (Delaware)
Viskase Canada Inc. (Ontario)
Viskase Brasil Embalagens Ltda. (Brazil)
Viskase del Norte, S.A. de C.V. (Mexico)
Viskase Europe Limited (United Kingdom)
Viskase S.A.S. (France)
Viskase GMBH (Germany)
Viskase S.p.A. (Italy)
Viskase Polska SP.ZO.O (Poland)
Viskase Holdings Limited (United Kingdom)
Viskase International Limited (United Kingdom)
Viskase Limited (United Kingdom)
Viskase (U.K.) Limited (United Kingdom)